EXHIBIT 12.1

             TEXTRON PARENT COMPANY BORROWING GROUP

         COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                           (unaudited)

                   (In millions except ratio)



                                                             Six Months
                                                                Ended
                                                            July 1, 1995
Fixed charges:
  Interest expense (1)                                        $102
  Estimated interest portion of rents                           10

    Total fixed charges                                       $112



Income:
  Income before income taxes                                  $390
  Fixed charges                                                112
  Eliminate equity in undistributed pretax income of
   finance and insurance subsidiaries                         (169)

    Adjusted income                                           $333



Ratio of income to fixed charges                             2.97


(1)   Includes  interest unrelated to borrowings of  $19  million
(primarily interest accretion).